EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-22745 on Form S-8, Registration Statement No. 333-23547 on Form S-4, Registration Statement No. 333-42930 on Form S-8, Registration Statement No. 333-117512 on Form S-8 and Registration Statement No. 333-157865 on Form S-3 of our reports dated February 23, 2010, relating to the consolidated financial statements of Diamond Offshore Drilling, Inc. (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Houston, Texas
February 23, 2010